PROSPECTUS SUPPLEMENT                                        File No. 333-83374
(To Prospectus Supplement and Prospectus dated April 1, 2002)     Rule 424(b)(3)
Prospectus Supplement Number: 2223



                              Merrill Lynch & Co., Inc.
                             Medium-Term Notes, Series B
                      Due Nine Months or More from Date of Issue


                                 Floating Rate Notes


Principal Amount:$100,000,000          Original Issue Date:  April 16, 2002

Issue Price:     100.00%               Stated Maturity Date:  April 16, 2003

CUSIP Number:    59018Y MS 7

Interest Calculation:                  Day Count Convention:
/x/  Regular Floating Rate Note        /x/ Actual/360
/ /  Inverse Floating Rate Note        / / 30/360
       (Fixed Interest Rate):          / / Actual/Actual


Interest Rate Basis:
/ /  LIBOR                            / /  Commercial Paper Rate
/ /  CMT Rate                         / /  Eleventh District Cost of Funds Rate
/ /  Prime Rate                       / /  CD Rate
/x/  Federal Funds Rate               / /  Other (see attached)
/ /  Treasury Rate
---
  Designated CMT Page:                   Designated LIBOR Page:
     CMT Telerate Page:                    LIBOR Telerate Page:
     CMT Reuters Page:                     LIBOR Reuters Page:



Index Maturity:         Not Applicable                                    Minimum Interest:    Not Applicable

Spread:                 +0.110%                                           Maximum Interest:    Not Applicable

Initial Interest Rate:  Calculated as if the Origiginal Issue Date        Spread Multiplier:   Not Applicable
                        was an Interest Reset Date


Interest Reset Date:    Each Business Day, commencing April 17, 2002
                        to but excluding the Stated Maturity Date, subject to the following Business Day convention.

Interest Payment Dates: Quarterly, on the 16th of July, October,
                        January and April commencing July 9, 2002 until maturity, subject to the following Business Day convention.

Repayment at the
Option of the Holder:   The Notes cannot be repaid prior to the Stated
                        Maturity Date.

Redemption at the
Option of the Company:  The Notes cannot be redeemed prior to the Stated
                        Maturity Date.

Form: The Notes are being issued in fully registered book-entry form.

Trustee:                JPMorgan Chase Bank

Underwriters:           Merrill Lynch, Pierce, Fenner & Smith Incorporated
                        ("MLPF&S"), HSBC Securities (USA) Inc. and ABN AMRO
                        Incorporated (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                        Pursuant to an agreement, dated April 11, 2002 (the "Agreement"), between the Company and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                        Underwriters            Principal Amount of the Notes
                        ------------            -----------------------------

                        Merrill Lynch, Pierce,
                         Fenner & Smith
                                 Incorporated                $ 96,000,000
                        HSBC Securities (USA) Inc.            $ 2,000,000
                        ABN AMRO Incorporated                 $ 2,000,000
                                                             -------------
                                                   Total    $ 100,000,000

                        Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                        The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                        The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.


Dated:                  April 11, 2002